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                                                                       EXHIBIT 8

                                 Baker & Daniels
                         600 East 96th Street, Suite 600
                           Indianapolis, Indiana 46240
                                 (317) 569-9600


May 22, 2002


Tower Financial Corporation
116 East Berry Street
Fort Wayne, Indiana  46802

Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the distribution by Tower Financial Corporation, an Indiana corporation (the "Company"), to holders of record of its common stock, without par value (the "Common Stock"), and to holders of exercisable options to purchase Common Stock, of non-transferable rights (the "Rights") to subscribe for and purchase additional shares of Common Stock (the "Rights Offering").

          For purposes of this opinion, we have examined such documents as we deemed appropriate, including the Company's Registration Statement on Form SB-2 relating to the Rights Offering, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1993 on or about the date hereof (the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

          Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Rights Offering set forth in the Registration Statement and of the representations made to us by the Company, which are set forth in the Certificate from the Company, dated the date hereof, and (ii) that the Rights Offering is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

          The terms of the Rights Offering, which are set forth in the Registration Statement, are incorporated herein by reference.

          Based upon the facts and statements with respect to the Rights Offering as set forth in the documents referred to above, and subject to the assumptions set forth above, we hereby confirm that the legal conclusions set forth in the discussion under the heading "FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement accurately reflects our opinion as to the material federal income tax consequences to holders of Common Stock and to holders of exercisable options to purchase Common Stock, in respect of the receipt of Rights, the exercise or expiration of such Rights and the sale of Common Stock acquired through the exercise of such Rights.

          The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements

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of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed concerning any matters other than those specifically referred to herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Baker & Daniels